Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Nicole Donegan
Vice President, Marketing and Communications
ndonegan@severnbank.com
(410) 260-2045

Severn Bancorp Appoints Chief Operating Officer

ANNAPOLIS, MD (November 16, 2011) — Severn Bancorp Inc., (NASDAQ: SVBI) (“Bancorp”) parent company of Severn Savings Bank, FSB (the “Bank”), today announced the appointment of Thomas G. Bevivino to the position of Chief Operating Officer, subject to the approval of the Federal Reserve Bank of Richmond and the Office of the Comptroller of the Currency, Bancorp’s and the Bank’s primary regulators.   Mr. Bevivino will also remain as acting Chief Financial Officer until a replacement has been identified.  This will allow for a smooth transition period for customers, shareholders and employees until a new Chief Financial Officer has been brought on board.

Mr. Bevivino, age 56, joined Bancorp in August 2004 as Controller, and has served as the Chief Financial Officer since July 1, 2005.  He serves in the same capacity for the Bank.  Mr. Bevivino was a financial consultant from 2002 until 2004, and served as Chief Financial Officer of Luminant Worldwide Corporation from 1999 until 2002

About Severn Savings Bank
Founded in 1946, Severn Savings Bank, FSB is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending.  It has assets of approximately $930 million and four branches located in Annapolis, Edgewater and Glen Burnie.  The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution.  Severn is on the Web at www.severnbank.com.